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                                                                                                              Exhibit 12

                                                         GTE CORPORATION AND SUBSIDIARIES

                                            CONSOLIDATED STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                                               (Thousands of Dollars)

                                                                    (Unaudited)


                                          Nine Months Ended               Years Ended December 31
                                         September 30, 1997    1996         1995         1994        1993        1992
  Net earnings available for fixed charges:
     Income from continuing operations       $2,092,182     $2,798,270  $2,537,949   $2,440,869  $  971,978  $1,760,704
     Add (deduct) -
        Income taxes                          1,256.061      1,613,261   1,466,426    1,532,482     567,747     966,589
        Interest expense                        943,339      1,146,481   1,150,625    1,139,233   1,298,234   1,475,670
        Capitalized interest (net of
          amortization)                         (11,490)       (34,984)    (22,971)      (6,045)     (3,421)     (4,931)
        Preferred stock dividends of Parent        -              -          5,598        9,910      17,825      26,331
        Dividends on preferred securities of
           subsidiaries                          76,807        106,643      98,604       18,252      22,162      23,429
        Additional income requirement on preferred
           dividends of subsidiaries              5,609          9,640       9,664       11,426      12,739      12,671
        Minority interests                      116,330        149,467     145,437      140,464     112,335     112,425
        Portion of rent expense representing
           interest                              98,057        130,660     128,034      139,715     153,058     196,533
                                              4,576,895      5,919,438   5,519,366    5,426,306   3,152,657   4,569,421
     Deduct - Minority interests               (206,989)      (263,122)   (246,678)    (242,937)   (236,944)   (248,979)
                Adjusted earnings available
                    for fixed charges from
                    continuing operations    $4,369,906     $5,656,316  $5,272,688   $5,183,369  $2,915,713  $4,320,442

  Fixed Charges:
     Interest charges                        $  943,339     $1,146,481  $1,150,625   $1,139,233  $1,298,234  $1,475,670
     Dividends on preferred securities
        of subsidiaries                          76,807        106,643      98,604       18,252      22,162      23,429
     Additional income requirement on preferred
        dividends of subsidiaries                 5,609          9,640       9,664       11,426      12,739      12,671
     Portion of rent expense representing
            interest                             98,057        130,660     128,034      139,715     153,058     196,533
                                              1,123,812      1,393,424   1,386,927    1,308,626   1,486,193   1,708,303
     Deduct - Minority interests                (47,569)       (68,166)    (70,052)     (68,096)    (78,421)    (86,504)
             Adjusted fixed charges          $1,076,243     $1,325,258  $1,316,875   $1,240,530  $1,407,772  $1,621,799

  Ratio of Earnings to Fixed Charges - continuing
     operations                                    4.06           4.27        4.00         4.18        2.07        2.66

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